Exhibit 10.23

February 5, 2002

Gary L. Wingo
1385 Portmarnock Dr.
Alpharetta, GA 30005

Dear Gary:

Regretfully, the Board of Directors has elected to cease the operations of the company. As a result, your position with the Company is being terminated, effective April 6, 2002. Effective today, you will be placed on paid administrative leave until that time, although you may be required to report to work and perform work during this period depending upon the business necessity. You will continue to be paid at your current pay rate, with benefits and service credit through April 6, 2002, when your employment with ASC will terminate. Pursuant to your employment agreement, you are entitled to a lump sum payment equal to twice your annual base salary, less statutory withholdings, no later than May 6, 2002. Your bonus will be paid on February 15, 2002.

•	Our records indicate that your vacation balance as of your termination date will be 21.78 hours. Subject to confirmation of this balance, you will be paid $3,141.35 for your accrued and unused vacation hours. Your vacation pay will be included with your final payroll check. This payment will be contingent on your return of any company property in your possession.

•	Your current medical, dental and vision coverage will end April 30, 2002. You will be eligible under COBRA to elect an extension of your medical coverage for up to two months (May and June 2002). Effective July 1, 2002, you will no longer be eligible to continue this benefit under COBRA due to the fact that ASC will no longer maintain a group health insurance plan. Enclosed, please find additional benefit information, including contact information for health insurance providers who can review options available to you for converting to an individual medical plan.

•	Your Employer-Sponsored Group Life Insurance, Voluntary Life Insurance, Short and Long Term Disability will cease as of April 30, 2002. You will have the option to convert the employer paid portion of the Life insurance to an individual Whole Life policy with the Guardian. If you currently participate in the Optional Life Plan (Employee Paid), you will have the option to “port” the plan to a term life policy at discounted rates through The Guardian. There are no continuation options for Short Term or Long Term Disability.

•	The Flexible Spending Account program will cease as of April 6, 2002. Your last spending account payroll deduction will be processed in your April 15, 2002 paycheck. You will only be eligible to claim expenses that you incurred prior to April 6, 2002. Participants should submit claims no later than 90 days following their termination date.

•	If you are a participant in the company’s 401(k) plan, you will need to decide the appropriate disposition of any 401(k) funds you may have. You will receive information directly from Cigna concerning 401(k) plan rollover procedures. Your 401(k) payroll deduction will cease as of your termination date, unless you notify Laurie Foglesong in Human Resources that you would like to change your election or discontinue your participation sooner.

•	Enclosed you will find a Personnel Option Status statement which provides a detailed summary of the status of each of your stock options. You must exercise any vested, unexercised options under the 1998 Nonqualified Stock Option Plan, the Second 1998 Nonqualified Stock Option Plan and/or the 1999 Nonqualified Stock Option Plan by April 6, 2002 or you will forfeit these options. You must exercise any vested, unexercised options under the 2000 Stock Incentive Plan by July 5, 2002. Please contact Laurie Foglesong in Human Resources if you wish to exercise your options. All unvested options will be forfeited upon your termination date.

•	You are required to return all Company property currently in your possession. We request that you return these items to your department head before you leave today. Remote office employees should schedule a mutually agreeable time with Laurie Foglesong in Human Resources to return these items.

•	The Company will cancel your American Express corporate card, if applicable, effective February 5, 2002. You are responsible for any outstanding balance on your American Express corporate card. If have any outstanding business-related expenses, please submit a final expense report to Cindy Poling. Upon receipt of this information, Advanced Switching Communications will be able to process your final expense reimbursement.

Please feel free to contact Laurie Foglesong in Human Resources at 703.288.8145, if you have any questions or concerns with any of the above-mentioned items.

Again, we regret that it has become necessary to cease operations. Thank you for your service to ASC, and we wish you every success in your future endeavors.

Sincerely,

/s/ Sherry Rhodes
Sherry Rhodes
Vice President, General Counsel

Enclosure:	ASC Employee Benefit Information
Contact information for Unemployment and other related Agencies
Personnel Option Status Statement